Exhibit 5.1

Reed Smith LLP 112 avenue Kléber 75116 Paris France Tel +33 (0)1 76 70 40 00 Fax +33 (0)1 76 70 41 19 reedsmith.com

July 23, 2026

Bleichroeder Acquisition France Merger Sub 2

23, rue de Choiseul

75002 Paris

France

Re:	Form F-4 Registration Statement

Ladies and Gentlemen:

We have acted as French legal counsel to Bleichroeder Acquisition France Merger Sub 2, a French joint stock company (société anonyme) (the “Company”), in connection with the preparation of the Company’s registration statement on Form F-4 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates, among others, to a business combination by and among Bleichroeder Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), Pasqal Holding SAS, a société par actions simplifiée formed under the laws of the Republic of France (“Pasqal”) and the Company (the “Business Combination”), pursuant to the terms of the Agreement and Plan of Merger, dated as of February 28, 2026 (the “Original BCA”), as amended by Amendment No. 1 to the Agreement and Plan of Merger and Assignment and Assumption Agreement, dated as of May 26, 2026 (“Amendment No. 1”), as amended by Amendment No. 2 to the Agreement and Plan of Merger, dated as of June 25, 2026 (“Amendment No. 2”), and as further amended by Amendment No. 3 to the Agreement and Plan of Merger, dated as of July 22, 2026 (“Amendment No. 3”, and together with the Original BCA, Amendment No. 1 and Amendment No. 2, the “Business Combination Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, among other things, after consummation of the Business Combination:

(1)	each issued and outstanding (i) Class A ordinary share, par value $0.0001 per share, of Parent (each, a “Parent Class A Ordinary Share”), excluding any dissenting shares, any shares held in the treasury of the Parent, and any Parent Class A Ordinary Shares held by a holder who has validly exercised its redemption rights, and (ii) Class B ordinary share, par value $0.0001 per share, of Parent (each, a “Parent Class B Ordinary Share,” and together with the Parent Class A Ordinary Shares, the “Parent Ordinary Shares”) will be cancelled and converted automatically into ordinary shares of the Company (each, a “New Pasqal Share”);

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ABU DHABI ● ATHENS ● BEIJING ● CENTURY CITY ● CHICAGO ● DUBAI ● FRANKFURT ● HONG KONG ● HOUSTON ● KAZAKHSTAN ● LONDON ● LOS ANGELES ● MIAMI ● MUNICH NEW YORK ● PARIS ● PHILADELPHIA ● PITTSBURGH ● PRINCETON ● RICHMOND ● SAN FRANCISCO ● SHANGHAI ● SILICON VALLEY ● SINGAPORE ● TYSONS ● WASHINGTON, D.C. ● WILMINGTON

(2)	each issued and outstanding (i) “Class Seed” ordinary share, par value €0.10 per share, of Pasqal, (ii) common ordinary share, par value €0.10 per share, of Pasqal, (iii) “Class A” ordinary share, par value €0.10 per share, of Pasqal, (iv) “Class B” ordinary share, par value €0.10 per share, of Pasqal, and (v) “Class C” ordinary share, par value €0.10 per share, of Pasqal, will be exchanged for New Pasqal Shares (together with New Pasqal Shares issuable under (1) above, the “New Pasqal Exchange Shares”); and

(3)	each issued and outstanding warrant exercisable for one Parent Class A Ordinary Share at an exercise price of $11.50 per share (each, a “Parent Warrant”) will cease separate existence and trading and will be converted into a warrant (bons de souscription d’actions) to purchase one New Pasqal Share (the warrant to purchase such New Pasqal Shares, the “New Pasqal Warrants,” and such New Pasqal Shares underlying the New Pasqal Warrants, “New Pasqal Warrant Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the documents listed in Schedule 1 (Documents and Research), and have made such verifications as seemed relevant to us for the purposes of this opinion.

The opinions expressed in this opinion letter are given on the basis of the assumptions appearing in Schedule 2 (Assumptions) and are subject to the reservations expressed in Schedule 3 (Reservations).

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The New Pasqal Exchange Shares, when issued as described in the Registration Statement and in accordance with the terms of the Business Combination Agreement, will be validly issued, fully paid and non-assessable.

2.	The New Pasqal Warrant Shares, when issued upon exercise of the New Pasqal Warrants as described in the Registration Statement and in accordance with their terms following exercise of the New Pasqal Warrants (if and when exercised in accordance with their terms, including, without limitation, payment of the exercise price required in accordance therewith or application of any available cashless exercise provisions then available), will be validly issued, fully paid and non-assessable.

3.	The New Pasqal Warrants, when issued and delivered by the Company as described in the Registration Statement and in accordance with the terms as set out in the Business Combination Agreement, will be validly issued.

This opinion letter has been prepared without considering the possible implications of any laws of any jurisdiction other than France and we express no opinion in this letter on the laws of any jurisdiction other than France. The opinions expressed in this opinion letter are based exclusively on French law as applicable and as generally construed or applied by the French courts in their decisions reported in major legal publications at least one month before the date hereof.

The opinions expressed in this opinion letter are strictly limited to the matters listed in the opinions above and do not extend to any other aspect of the transactions described above.

References to French laws are to be read as references to the laws and regulations of the Republic of France in full force and effect on the date hereof, as interpreted by French courts in their decisions reported in major legal publications at least one month before the date hereof. We shall have no duty to update the opinions expressed in this opinion letter for any changes in French law occurring after the date of this opinion letter or in the legal status of the Company, or any other circumstance, of which we may become aware after the date of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

QUALIFICATION

1.	This letter expresses and describes French legal concepts in English and not in their original French terms; these concepts may not be identical to the concepts described by the English translations. This opinion letter may therefore be relied upon only on the express conditions (x) that such opinions and any issues of interpretation or liability arising thereunder shall be governed by, and that all words and expressions used herein shall be construed and interpreted in accordance with, the laws of France and (y) that any issues of interpretation or liability arising hereunder shall also be governed by French law and shall be brought exclusively before a French court. Except as provided by law or regulation, this opinion is given solely for the benefit of the Company and the addressee and may not be relied upon by any other person.

2.	In particular, this opinion may be disclosed to (but not relied upon by): (a) any person as required or requested by law or regulation, required or requested (with authority to compel disclosure of this opinion) by any competent judicial, governmental, supervisory or regulatory body, required by the rules of any stock exchange on which the Company’s or its affiliates’ shares or other securities are listed, or in respect of legal proceedings; (b) the Company’s and its affiliates’ directors, officers, employees, agents and professional advisors, provided that they are bound by obligations of confidentiality; and (c) any actual or potential purchaser, transferee or assignee and their directors, officers, employees, agents and professional advisors, provided that such persons to whom this opinion is disclosed are informed of its confidential nature. Eventually, this opinion may not be transmitted to any other person or quoted or referred to in any public document or filed with any governmental agency or other person, nor may this opinion be used for any other purpose without our prior written consent.

3.	Notwithstanding the paragraph 2 above, the filing of this opinion as Exhibit 5.1 to the Registration Statement is authorized, and the restrictions set out in this section shall not apply to such filing or to reliance on this opinion in connection with the Registration Statement.

The opinions expressed in this opinion letter are given as of the date of this opinion letter and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in law or regulation or changes in circumstances affecting any party.

Very truly yours,

/s/ Reed Smith LLP

SCHEDULE 1

Documents and Research

For the purposes of this legal opinion, we have examined the following documents:

I.	Concerning the Company:

(a)	A copy of:

1.	the Company’s extrait Kbis provided by the Trade and Companies Registry (registre du commerce et des sociétés) of Paris dated June 14, 2026;

2.	the up-to-date articles of association (statuts) of the Company dated May 26, 2026;

3.	the share transfer register (registre des mouvements de titres) of the Company dated May 20, 2026;

4.	the individual shareholder accounts register (comptes individuels d’actionnaires) of the Company;

5.	the board resolutions of Company approving (i) the merger of Parent and Company and (ii) Company and Pasqal (the “Mergers”);

6.	the resolutions of the general meeting of Company’s shareholders approving the Mergers;

7.	the reports of the merger auditors (commissaires à la fusion) on the terms and conditions of the Mergers;

8.	the reports of the merger auditors (commissaires à la fusion) on the valuation of the contributions in kind made in connection with the Mergers; and

9.	the decisions of the Company’s shareholders to issue the New Pasqal Warrants and the terms and conditions of the New Pasqal Warrant Shares attached thereto.

The documents listed in 1 to 9 above being referred to as the “Corporate Documents”.

II.	Concerning the transaction documents, a copy of the following agreements in execution version (or, where indicated, in draft form):

1.	the Agreement and Plan of Merger dated as of February 28, 2026 by and among Parent, Bleichroeder Acquisition 2 France and Pasqal Holding SAS;

2.	Amendment No. 1 to the Agreement and Plan of Merger and Assignment and Assumption Agreement dated as of May 26, 2026; and

3.	Amendment No. 2 to the Agreement and Plan of Merger dated as of June 25, 2026.

The documents listed in 1 to 3 above being referred to as the “Transaction Documents”.

The Corporate Documents and the Transaction Documents being referred to as the “Documents”.

SCHEDULE 2

Assumptions

The opinions expressed in this opinion were given on the basis of the following assumptions.

1.	GENERAL

For the purposes of this opinion, we have assumed that:

(a)	all signatures are genuine and all translations are accurate;

(b)	the authenticity and completeness of all documents submitted to us as original or certified copies;

(c)	the truthfulness, completeness and correctness of the description of all factual matters, statements and representations and warranties, as of the date of such description, statements, representations and warranties and as of the date hereof, contained in all Documents submitted to us;

(d)	the conformity to the originals of all documents submitted to us as copies (whether in the form of photocopies, facsimile, electronic copies or otherwise) or extracts thereof;

(e)	all information appearing on public records regarding the Company listed in Part I (the Corporate Documents) of Schedule 1 is complete, true and accurate as at the date of this opinion;

(f)	the copy of the statuts of the Company examined by us is complete and up-to-date as at the date of this opinion;

(g)	final, agreed, execution or other drafts made available to and examined by us, whether in draft, specimen, PDF, electronic, unsigned or other form, (i) are complete, accurate and in final form, (ii) are identical in all respects relevant to this opinion to the versions that have been or will be executed, delivered, filed or otherwise put into effect, and (iii) have not been and will not be amended, modified, supplemented, varied, waived, terminated, rescinded, revoked, superseded or replaced, whether orally, in writing or otherwise, except as expressly disclosed to us in writing prior to the date hereof;

(h)	there are no other arrangements, whether written or oral, between any of the parties to the Transaction Documents that modify or supersede the parties’ respective obligations thereunder or the performance by any of them of said obligations and that the Transaction Documents contain and represent the entirety of the agreement of the parties;

(i)	there are no other corporate decisions, whether written or oral, that modify or supersede the Company’s decision to enter into the Transaction Documents as listed in Schedule 1 hereto;

(j)	the entering into and performance of the Transaction Documents by each party other than the Company thereto do not (i) contravene such party’s articles or certificate of incorporation, by-laws or similar organizational documents, (ii) contravene any laws or governmental rules or regulations that may be applicable to such party or its assets, (iii) contravene any judicial or administrative judgment, injunction, order or decree that is binding upon such party or its assets, or (iv) violate, or require the consent not obtained under, any contract, indenture, lease, or other agreement or instrument applicable to or binding upon such party or its assets;

(k)	other than France in relation to the Company, the Transaction Documents are not in contravention of any law or regulation of any jurisdiction, and the Transaction Documents are not illegal or ineffective by virtue of the laws, or doctrines of public policy, of any jurisdiction other than France;

(l)	all authorizations, approvals or consents of, and all filings or registrations with, any governmental or regulatory authority or agency required under the laws of any jurisdiction have been obtained or made and are in full force and effect;

(m)	the Company is not in a state of cessation des paiements or insolvent for the purposes of any applicable insolvency law or facing any difficulties which it is unable to overcome in accordance with article L. 620-1 of the French Commercial Code;

(n)	with respect to the individuals in charge of the management, the administration or the direction (personnes chargées de gérer, d’administrer ou de diriger) of the Company, all consents, formalities or licenses have been obtained and are being complied with for them duly to perform their mandate;

(o)	the absence of fraud, bad faith, willful misconduct or gross negligence on the part of the Company or of the other persons which are participating in the actions or decisions which are the subject matter of the Transaction Documents or the Corporate Documents and on the part of the persons required to take any actions pursuant to such documents in so far as it would affect our opinion; and

(p)	any matters which are or could be material in the context of the delivery of this opinion have been fairly and clearly disclosed to us.

2.	CORPORATE AND TRANSACTION DOCUMENTS

For the purposes of this legal opinion, we have assumed that:

(a)	the Transaction Documents are valid and enforceable under all relevant laws and shall constitute legal, valid and binding obligations of all the persons who are parties thereto, enforceable in accordance with their terms and the binding effect of the Transaction Documents on the parties thereto is not affected by any factual matter or circumstance;

(b)	the Transaction Documents have been executed by Mr. Michel Combes in person on behalf of the Company;

(c)	when a Corporate Document examined by us reflects the taking of an action or a decision, such Corporate Document (w) correctly records the proceedings of the relevant meeting and/or the subject-matter which it purports to record, (x) has not been amended, rescinded, superseded or revoked, (y) is in full force and effect, and (z) has been or will be duly and faithfully recorded in the minute books of the Company;

(d)	all documents reviewed by us in draft, unsigned, specimen or agreed form have been or will be duly executed and, where applicable, delivered, filed and otherwise put into effect in substantially the same form and substance as the drafts made available to us, with no change, amendment, supplement or omission that would be material to, or could adversely affect, the opinions expressed herein;

(e)	all payments required to be made as a condition to the validity of legal acts were correctly and timely made by the party required to make such payments;

(f)	each party to the Transaction Documents is deriving adequate corporate benefit from the transactions set out under these Transaction Documents, and will perform its obligations under these Transaction Documents in compliance with its corporate interests;

(g)	the persons which are or are to become parties to the Transaction Documents other than the Company, (i) are, whenever applicable, duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, (ii) have the full power, capacity and authority to enter into, and perform their obligations under the Transaction Documents to which they are a party, (iii) have taken all necessary corporate and other actions and obtained all corporate or other consents, licenses, approvals and authorizations that are necessary to authorize the execution of the Transaction Documents and the performance of their obligations thereunder, and (iv) have satisfied all other legal requirements that are applicable to them to the extent necessary to make such documents enforceable against them;

(h)	since the date of their execution, neither the Transaction Documents nor any of the Corporate Documents have been in any way altered, superseded or revoked, in any of their terms, whether by written or oral agreements or otherwise and there is not in force between any of the parties to the Transaction Documents and/or the Corporate Documents any other agreement or undertaking, whether oral or in writing, that has changed or affected or could change or affect the parties’ respective obligations thereunder or the performance by any of them of the said obligations.

SCHEDULE 3

Reservations

The opinions contained in this letter are given subject to the following reservations:

1.	This opinion relates to matters of law exclusively and, in particular, we have not made any independent and personal inquiry regarding the accuracy and completeness of, and do not opine on, the various representations and warranties of the Company made under the Transaction Documents (except to the extent that the same are representations and warranties which are covered by this opinion). More generally, we express no opinion as to matters of fact, nor as to questions of law which can be decided only on the basis of matters of fact (such as whether entering into the Transaction Documents by the Company will be of commercial benefit to the Company, or will fall within its corporate interest) nor as to the effect that facts, whether known to us or not, may have on the opinions given herein.

2.	The Kbis extract referred to in Schedule 1 hereto is not capable of conclusively revealing whether or not: (a) the authorized representatives of the Company have changed (including the appointment of an administrateur provisoire); (b) a winding-up of the Company has occurred (dissolution), the Company has been declared null, or has been merged, or the operations of the Company have been terminated (cessation d’activité), or any action in this respect has been taken; (c) a jugement d’homologation d’un accord de conciliation or an order for the sauvegarde, redressement judiciaire or liquidation judiciaire of the Company has been made, or whether a declaration of insolvency (déclaration de cessation des paiements) has been made or filed by the Company; or (d) a judgment opening main insolvency proceedings with respect to the Company has been rendered by a court of a Member State of the European Union pursuant to the provisions of the Regulation (EU) n°2015/848 of the European Parliament and of the Council on insolvency proceedings, as notice of these matters may not be filed immediately and, when filed, may not be entered on the record immediately.

3.	The Kbis extract referred to in Schedule 1 does not contain any information as to whether a conciliation proceeding (procédure de conciliation) or any similar procedure is being negotiated or is in progress, as notice of such matters is not filed with the registre du commerce et des sociétés.

4.	We express no opinion as to the evidentiary value of facsimile transmissions, electronic mails, photocopies or telephonic recordings before a French court.

5.	The laws of countries other than France may affect the opinions given herein.

6.	Any document which is originally drafted, issued and executed in a foreign language must be translated into French by an official translator in order to be submitted as evidence in any action or proceeding before a French court.

7.	This opinion is strictly limited to the matters stated herein and is not to be interpreted or construed as extending by implication to any other matters not specifically referred to herein. In particular, we express no opinion, express or implied, with respect to: (i) any matters of fact or the reasonableness of any statements of opinion or intention contained in the Transaction Documents; (ii) any laws of any jurisdiction other than France, including jurisdictions in which our firm has an office or correspondents; or (iii) the validity and enforceability of the obligations of any party to the Transaction Documents.

8.	Claims may become barred under statutes imposing limited periods within which suits, actions or proceedings can be brought or may become subject to defenses of set-off, abatement or counterclaim.

9.	Any enforcement against the Company or its assets in France may be subject to substantive and procedural French law and to the jurisdiction of French courts. In this respect, French law will be applied by the French courts insofar as it is mandatory irrespective of the governing law of such Transaction Document and the application of foreign law may be denied by French courts if it conflicts with French international public policy (ordre public international).